Exhibit 99.1

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning, and include, but are not limited to, our statements providing express guidance regarding our future operating results. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate.

Such risks and uncertainties include, but are not limited to: (i) the risk that the operating results projected in our guidance may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures from significant entrants into the Class II market, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than we anticipate in making our projections; (ii) the risk that our business may not develop as we anticipate in the charity, Tribal
Instant Lottery Game or racino video lottery markets and, in particular, the risk that we will continue to incur start-up expenses associated with the New York Lottery System in advance of anticipated revenue and earnings as a result of delays in the deployment of that system, many of which are beyond our control; (iii) continuing risk that legal developments could impair the ability of our tribal customers to offer electronic games in the Class II market; (iv) the risk of an impaired competitive position for our games as a result of changes we made in order to obtain a Class II certification letter from the NIGC; (v) the risk that Reel Time Bingo 2.0, once fully commercially deployed, may not achieve market acceptance as a result of its speed of play or other issues; (vi) the risk that our new Gen4 system may encounter technological or other difficulties during its initial deployment; (vii) risks that our development projects with our tribal customers may not lead to placement of our games with such customers; (viii) risks that markets such as California that we believe represent opportunities for our products may not emerge as we anticipate; (ix) the risk of future regulatory enforcement action against versions of our games that have not been certified by the NIGC; (x) the impact of economic conditions on the play of our games in our customers' facilities, and on our customers' willingness to lease additional games from us; (xi) new risks and challenges we confront as we expand into non-Native-American gaming activities;
(xii) risks associated with a high level of customer and geographic concentration; and (xiii) the risks that our customers' purchases of our products might decline in light of these or other developments.
Other important risks and uncertainties that may affect our business are detailed from time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.


Multimedia Games Reports Second Quarter EBITDA of $22.0 Million, Diluted EPS of $0.28

    AUSTIN, Texas--(BUSINESS WIRE)--April 28, 2004--Multimedia Games, Inc. (NASDAQ: MGAM)

    --  Results Reflect Quarterly Sequential Increase in Revenue,
        Class II Network Hold per Day and Full-Quarter Contributions from Charity and TILG Markets

    -- FY '04 Diluted EPS Guidance Adjusted to $1.29; FY '04 EBITDA Guidance Now $100 Million

    Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal second quarter, ended March 31, 2004, as summarized below:


                         Summary of Q2 Results
       (In millions, except per-share and player terminal data)




                                                    Three Months
                                                      Ended
                                                     March 31,
                                                     2004  2003 Change
                                                    ----- ----- ------
Net revenue                                         $39.6 $28.7  37.8%
EBITDA(1)                                           $22.0 $17.9  22.7%
Net income                                           $8.5  $7.9   7.0%
Diluted EPS(2)                                      $0.28 $0.28   ---
Average installed player terminals:
   Class II -
   (Legacy and Reel Time Bingo(TM) games)           9,932 8,339  19.1%
   Class III Washington State                       3,027 2,113  43.3%
   Other gaming units -
   (Charity and TILG(3) games)                      1,058   ---   N/A
----------------------------------------------------

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.

(2) Diluted EPS results for the three months ended March 31 have been adjusted to reflect the Company's February 2004 2-for-1 common stock split.

(3) Tribal Instant Lottery Game


    Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "Our Q2 results exceeded our earlier forecasts as a result of improved average hold per day from our entire network of more than 10,000 Class II Legacy and Reel Time Bingo player terminals. Our network average benefited from higher hold per day, as performance of our New Generation offerings, currently including only Reel Time Bingo, improved to its highest level since the second quarter of FY 2003.

    "We also realized the first significant benefits of strategic diversification of our sources of recurring revenue, as placements of additional units in the initial charity bingo markets and in the Tribal Instant Lottery Game ("TILG") market all performed above our network average. In addition, some Class III Washington State sales, which were not expected until the second half of the fiscal year were delivered in the second quarter. We remain extremely active in further diversifying our revenue, as we continue to pursue new jurisdictions for our existing products and develop additional products for new niche markets. We are confident in our ability to succeed in these areas as we leverage the flexibility and robustness of our central determinant technology.

    "We have determined that it is now both strategic and tactical to release new games, gaming engines and gaming platforms, which we will begin offering in early June 2004. My confidence in the ability of these new games and systems to generate improved performance is a significant contributing factor in our expectations for growth momentum in the second half of this year.

    "Several of the New York Lottery's racino gaming facilities are still experiencing construction and licensing delays which are beyond our control and which contributed to the delayed completion of the initial deployment of player terminals linked to Multimedia's central determinant system. In light of these factors, we believe it is prudent to lower our fiscal 2004 financial guidance by the amount resulting from these delays. Our management team continues to review new strategies and opportunities that would enable us to exceed the revised guidance, just as we have in the first two quarters of this fiscal year.

    "Finally, Multimedia now generates revenue from five distinct markets, and we continue to develop products that meet the unique needs of the markets and customers we serve. We continue to leverage the acknowledged expertise of our development and technical teams in order to deliver legal products offering the highest entertainment value not only for existing markets, but also for new markets we are targeting as first-to-market opportunities. Our strong balance sheet, our highly liquid position with over $36 million in cash, our ongoing ability to generate significant cash flow, and our continued focus on improving the technological advantages of our games and systems position Multimedia to capitalize on the growth opportunities we continue to identify."

    Updated FY 2004 Financial Guidance

    Multimedia continues to forecast earnings per share growth for the second half of FY 2004. Today the Company adjusted its FY 2004 diluted earnings per share guidance to $1.29 and its FY 2004 EBITDA guidance to $100 million. The adjustments are due to the delay of scheduled openings of video lottery operations at New York State racetracks until after the end of the Company's current fiscal year.

    Multimedia's current FY 2004 guidance is based on the following assumptions and market conditions:

    1) Net income and earnings per share in the second half of FY 2004 will reflect increased start-up expenses associated with the expanded hours of operation for New York Lottery racino facilities served by Multimedia's central determinant system. Construction-related delays at several facilities, and the continued uncertainty regarding licensing at another facility have delayed both their openings and their expected revenue streams until after September 30, 2004. Accordingly, while Multimedia previously expected the related start-up expenses would impact split-adjusted, diluted earnings per share by only $0.01 per share in the second half of FY 2004, the Company now expects that the second-half impact of the delayed openings will be approximately $0.04, resulting in a net increased impact to second half FY 2004 split-adjusted, diluted EPS of $0.03. The impact from the start-up expenses for the first six months of fiscal 2004 totaled $0.05 per share on a split-adjusted basis.

    2) Multimedia's Oklahoma Class II operations face continued competitive pressure from the proliferation of games not currently considered by regulators to be legal Class II games.

    3) The Company's current projections anticipate additional Class II machine placements (see item 4 below) through the end of the fiscal year, as well as stable network average hold in FY 2004 Q3, with an anticipated improvement in Q4 as a result of the introduction of new games, systems and platforms during June 2004. The adjusted EBITDA guidance reflects the Company's current belief that certain opportunities for additional unit placements in a number of markets where Multimedia currently operates will now occur after the end of the fiscal year. These changes in the unit placement schedule are being partially offset by the improvement in the network average hold per day, resulting in a greater contribution toward the full year EPS forecast. As a result of the earnings growth being derived from the expected improvement in the network hold per day from the Company's installed base, as opposed to placements that are now anticipated in early fiscal 2005, Multimedia expects to experience lower depreciation and amortization charges in fiscal 2004, thereby resulting in an adjusted FY 2004 EBITDA guidance of $100 million.

    4) As a result of expansions or new construction of Class II gaming facilities covered by existing Oklahoma development agreements, the Company anticipates placing at least an additional 1,000 New Generation player terminals in the second half of FY 2004. These placements would be incremental to the Company's historical placement level of 600 total units per quarter for the Class II, Charity and TILG markets;

    5) The Company expects additional Class III player terminal sales;

    6) During the fiscal 2004 fourth quarter, the Company expects a 10%-15% increase in the system-wide average hold per unit as a result of the introduction of new Class II, charity and TILG games or gaming engines made possible by completing deployment of the Company's Gen4 gaming platform later in our fiscal third quarter.

    The table below summarizes Multimedia's current financial guidance for the fiscal 2004 third quarter and full year, ending June 30 and September 30, 2004, respectively (in millions, except per-share data):


                       Q3 2004  Q3 2003        FY 2004  FY 2003
                      (Guidance)(Actual)Change(Guidance)(Actual)Change
                      ------------------------------------------------
EBITDA                    $25.7   $20.0  28.5%   $100.0   $72.4  38.1%
Net Income                $10.4    $8.9  16.9%    $40.0   $31.7  26.2%
Diluted EPS(1)            $0.34   $0.30  13.3%    $1.29   $1.08  19.4%

(1) Diluted EPS guidance and actual data has been adjusted to reflect the Company's February 2004 2-for-1 common stock split


    Multimedia notes that with the Company now addressing five distinct markets and having the potential for other new revenue sources, it is important to realize that each of these markets has different business models and economics. Multimedia expects that the business model for its current markets will also continue to evolve.

    Fiscal 2004 Second Quarter Results:

    Net revenue for the quarter rose 37.8% to $39.6 million, compared to $28.7 million in the second quarter of 2003. Second quarter 2004 EBITDA (earnings before interest, taxes, depreciation and amortization) rose 22.7% to $22.0 million, from $17.9 million in the second quarter of 2004. Net income for the second quarter of 2004 increased 7.0% to $8.5 million, compared to $7.9 million for the second quarter of 2003.

    The increase in the second quarter net revenue and EBITDA was attributable to continued growth in the installed base of player terminals, and the sale of 214 Class III units in Washington State. Net revenue benefited from a 2,090 unit increase in the installed base of New Generation games, compared to the prior-year period, as well as contributions for the full three-month period ended March 31, 2004 from charity bingo and the California TILG products, which had an aggregate installed base of 1,573 units at quarter's end.

    The increase in net income in the second quarter of 2004 compared to the second quarter of 2003 was primarily the result of the higher level of installed units and the higher average hold per day for the entire network of installed player terminals, partially offset by an increase in SG&A of $5.5 million, or 54.7%, to $15.5 million in the March 2004 quarter, compared with SG&A of $10.0 million in the March 2003 period. Net income in the March 2004 period was also impacted by a higher level of depreciation and amortization associated with the higher average installed base of player terminals than in the year-ago period.

    The following table sets forth Multimedia's end-of-period installed player terminal base by product line for each of the four most recent fiscal quarters. Total Other Gaming Units includes the continued placement of units in two new markets - charity bingo and the Tribal Instant Lottery Game - which began late in Q1 fiscal 2004 (the period ended December 31, 2003) some of which have been converted from Class II units.


                                                Total            Total
                       Reel                     Class Class III  Other
Quarter                Time                       II Washington Gaming
Ended                 Bingo MegaNanza(TM)Legacy Units  State     Units
----------------------------------------------------------------------
 3/31/2004            8,862          --- 1,171 10,033  3,074    1,573
12/31/2003            8,842          --- 1,290 10,132  3,005      589
 9/30/2003            8,473          288 1,498 10,259  2,851      ---
 6/30/2003            6,686          883 1,675  9,244  2,455      ---


    SG&A expenses increased $5.5 million, from $10.0 million for the March 2003 quarter to $15.5 million for the March 2004 quarter. This increase, as in the previous quarter, was primarily the result of an increase in salaries and wages and the related employee benefits and taxes due to the additional personnel hired for the New York Lottery and to address gaming development needs. In addition, repairs and maintenance, insurance, and property taxes increased due to the greater number of player terminals in the field. Also, travel costs increased due to the greater number of employees, the entrance into new markets and the temporary assignment of employees to New York.

    Inventory decreased from $18.2 million at December 31, 2003 to $17.3 million at March 31, 2004, primarily as a result of the deployment of player terminals in the quarter, partially offset by the purchase of additional component parts in order to have sufficient inventory required to produce player terminals the Company expects to deploy in the immediate future, for back-office systems, and for parts and components needed for the continued deployment of the Gen4 system in Class II and Class III facilities. As of March 31, 2004, Multimedia had 1,254 finished player terminals in inventory at a cost of $7.6 million and component parts inventory of $9.7 million.

    Notes receivable decreased significantly, from $24.6 million as of December 31, 2003, to $7.4 million as of March 31, 2004. The decrease is primarily attributable to the repayment of an approximately $21 million advance the Company made to the Lytton Rancheria of California in October 2003, which was repaid in March 2004.

    During the quarter ended March 31, 2004, Multimedia capitalized $501,000 in costs related to the internal development of its gaming products and systems, compared to $720,000 during the quarter ended December 31, 2003. A reconciliation of the capitalized software follows (in thousands):


                                            Net Book Value
                                           ----------------
Capitalized software - December 31, 2003            $5,918
Additions:
   NY Lottery                                           22
   Game themes                                         471
   Other projects                                        8
Amortization                                          (314)
                                           ----------------
Capitalized software - March 31, 2004               $6,105
                                           ================


    For the quarter ended March 31, 2004, total additions to property and equipment ("P&E") were $16.2 million, representing cash cap-ex of $7.1 million and financed cap-ex of $1.8 million. Additional detail on the total additions to P&E is provided below (in thousands):


                                                   Non-Cash
                                   Cash   Financed  Transfer   Total
                                  Capital  Capital    of     Additions
                                  Expenses Expenses Inventory  to P&E
                                 --------- -------- --------- --------
Player terminal and gaming
 equipment                         $3,774    $892    $7,433   $12,099
Equipment and third-party
 software for NY Lottery            1,142     865        --     2,007
Tribal gaming facilities and
 portable buildings                 1,432      --        --     1,432
Internally developed software         501      --        --       501
Other                                 206      --        --       206
                                 --------- ------- --------- ---------
    Total                          $7,055  $1,757    $7,433   $16,245
                                 ========= ======= ========= =========


    Depreciation and amortization in the March 31, 2004 quarter increased to $8.3 million, from $7.6 million in the December 31, 2003 quarter. The increase is primarily the result of Multimedia's continued placements of Class II gaming devices at tribal gaming facilities, as well as continued placements of products in the charity and TILG markets. Depreciation and amortization expense as a percentage of average net P&E was 9.7% for the current quarter and 9.5% for the December 2003 quarter.

    Research and development expense in the March 31, 2004 quarter increased by 24.8% to $3.1 million, from $2.4 million for the March 31, 2003 quarter. The increase is due to an increase in the number of employees in Multimedia's development group, resulting from efforts to develop new gaming products and systems for the Class II and Class III markets, and other potential markets Multimedia may enter.

    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, April 28 at 4:30 p.m. EDT (3:30 p.m. CDT). Both the call and webcast are open to the general public. The conference call numbers are 888-231-7417 (domestic) or 913-981-5595 (international). Please call five minutes prior to the presentation to ensure that you are connected.

    Interested parties may also access the live call on the Internet at www.shareholder.com/mgam/medialist.cfm. Please log on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

    A replay of the teleconference will also be available beginning at 7:30 p.m. EDT the day of the call, continuing through midnight EDT on Wednesday, May 5, 2004. To access this rebroadcast, dial 888-203-1112 (domestic) or 719-457-0820 (international), and then the pass code 475517.

    About the Company

    Multimedia Games, Inc. is the leading supplier of interactive electronic games and player terminals to the rapidly growing Native American gaming market. The Company's games are delivered through a telecommunications network that links its player terminals with one another both within and among gaming facilities. Multimedia Games designs and develops networks, software and content that provide its customers with comprehensive gaming systems. The Company also offers systems and products for the growing racino, charity and commercial bingo markets. The Company's ongoing development and marketing efforts focus on new Class II gaming systems and products, Class III video lottery systems for use by Native American tribes throughout the United States, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.


    -Financial statements follow-



                            MULTIMEDIA GAMES, INC.
                          CONSOLIDATED BALANCE SHEETS
                  As of March 31, 2004 and September 30, 2003
              (In thousands, except shares and per-share amounts)

                                            March      September
                                             31,            30,
                                            2004           2003
                                          ----------   --------
                                ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                   $36,634    $26,319
 Accounts receivable                          10,950      6,387
 Allowance for doubtful accounts
  receivable                                    (516)      (521)
 Inventory, net                                2,113      2,446
 Prepaid expenses and other                    2,112      1,811
 Notes receivable, net                         2,900      3,659
 Federal and state income tax receivable       1,190      1,539
 Deferred income taxes                         2,033      1,584
                                          ----------------------
       Total current assets                   57,416     43,224
Restricted cash and long-term investments      1,297      1,380
Inventory, net - non-current                  15,197     11,742
Property and equipment, net                   89,693     78,524
Notes receivable - non-current                 4,537        500
Other assets                                  19,266      8,360
                                          ----------------------
       Total assets                         $187,406   $143,730
                                          ======================

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Current portion of long-term debt and
  capital leases                              $9,293     $4,558
 Accounts payable and accrued expenses        21,535     20,138
 Deferred revenue                                429         24
                                             ------------------
       Total current liabilities              31,257     24,720
Long-term debt and capital leases, less
 current portion                              14,687      9,402
Other long-term liabilities                    4,731      3,393
Deferred income taxes                          5,183      4,103
                                             ------------------
       Total liabilities                      55,858     41,618
                                             ------------------
Stockholders' equity:
 Preferred stock:
Series A, $0.01 par value, 1,800,000
 shares authorized,
     no shares issued and outstanding;           ---        ---
   Series B, $0.01 par value, 200,000
    shares authorized,
     no shares issued and outstanding            ---        ---
 Common stock, $0.01 par value, 75,000,000
  shares authorized 29,997,154 and
  28,694,028 shares issued, and 27,699,006
  and 26,483,622 shares outstanding,
  respectively                                   300        287
  Additional paid-in capital                  59,745     45,487
  Stockholders' notes receivable                 ---     (1,466)
 Treasury stock, 2,298,148 and 2,210,406
  shares at cost, respectively                (8,562)    (6,491)
  Retained earnings                           80,065     64,295
                                          -------------------------
       Total stockholders' equity            131,548    102,112
                                          -------------------------
    Total liabilities and stockholders'
     equity                                 $187,406   $143,730
                                          =========================


                            MULTIMEDIA GAMES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
              For the Three Months Ended March 31, 2004 and 2003
              (In thousands, except shares and per-share amounts)

                                                    2004       2003
                                          ---------------------------
REVENUE:
 Gaming revenue - Class II                       $105,266    $85,882
 Gaming revenue - All Other(1)                     17,655      1,047
  Player terminal and license sales and
   lease revenue                                    3,011      2,491
 Other                                                421        310
                                          ---------------------------
       Total revenue                              126,353     89,730
 Allotments to hall operators                      86,753     60,608
 Bingo prizes and related costs                       ---        383
                                          ---------------------------
       Net revenue                                 39,600     28,739
                                          ---------------------------
OPERATING COSTS AND EXPENSES:
  Cost of player terminals and licenses
   sold                                             2,163        836
  Selling, general and administrative
   expenses                                        15,480     10,008
  Amortization and depreciation                     8,276      5,132
                                          ---------------------------
       Total operating costs and expenses          25,919     15,976
                                          ---------------------------
       Operating income                            13,681     12,763
OTHER INCOME (EXPENSE):
Interest income                                       365         82
Interest expense                                     (415)       (41)
                                          ---------------------------
Income before income taxes                         13,631     12,804
Income tax expense                                  5,131      4,861
                                          ---------------------------
       Net income                                  $8,500     $7,943
                                          ---------------------------
Basic earnings per share                            $0.31      $0.31
                                          ===========================
Diluted earnings per share                          $0.28      $0.28
                                          ===========================
Shares used in earnings per share
 calculation:
Basic                                          27,282,294 25,845,212
                                          ===========================
Diluted                                        30,839,946 28,614,026
                                          ===========================


(1) Gaming Revenue - All Other includes recurring revenue from the Class III Washington State, charity bingo and the Tribal Instant
Lottery Game markets.





                        MULTIMEDIA GAMES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
           For the Six Months Ended March 31, 2004 and 2003
         (In thousands, except shares and per-share amounts)

                                                      2004       2003
                                                ----------------------
REVENUE:
 Gaming revenue - Class II                        $205,151   $167,654
 Gaming revenue - All Other(1)                      19,827      2,064
  Player terminal and license sales and lease
   revenue                                           6,388      3,134
 Other                                                 843        726
                                                ----------------------
       Total revenue                               232,209    173,578
 Allotments to hall operators                      158,154    117,641
 Bingo prizes and related costs                        ---      1,103
                                                ----------------------
       Net revenue                                  74,055     54,834
                                                ----------------------
OPERATING COSTS AND EXPENSES:
  Cost of player terminals and licenses sold         4,099      1,395
  Selling, general and administrative expenses      28,844     19,068
  Amortization and depreciation                     15,880      9,561
                                                ----------------------
       Total operating costs and expenses           48,823     30,024
                                                ----------------------
       Operating income                             25,232     24,810
OTHER INCOME (EXPENSE):
Interest income                                        728        192
Interest expense                                      (638)       (58)
                                                ----------------------
Income before income taxes                          25,322     24,944
Income tax expense                                   9,552      9,551
                                                ----------------------
       Net income                                  $15,770    $15,393
                                                ----------------------
Basic earnings per share                             $0.58      $0.60
                                                ======================
Diluted earnings per share                           $0.51      $0.53
                                                ======================
Shares used in earnings per share calculation:
Basic                                           26,994,664 25,829,900
                                                ======================
Diluted                                         30,662,086 29,130,512
                                                ======================

(1) Gaming Revenue - All Other includes recurring revenue from the Class III Washington State, charity bingo and the Tribal Instant
Lottery Game markets.


    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, ("GAAP") Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, and provides useful information to the investor because of its historical use by Multimedia as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining Multimedia's operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income follows:


          Reconciliation of U.S. GAAP Net income to EBITDA:
                                        For the Three   For the Six
                                        Months Ended    Months Ended
                                          March 31,       March 31,
                                         2004    2003    2004    2003
                                      --------------------------------
                                               (In thousands)
Net income                             $8,500  $7,943 $15,770 $15,393
Add back:
Amortization and depreciation           8,276   5,132  15,880   9,561
Interest expense (income), net             50     (41)    (90)   (134)
Income tax expense                      5,131   4,861   9,552   9,551
                                      --------------------------------
EBITDA                                $21,957 $17,895 $41,112 $34,371


    # # #


    CONTACT: Multimedia Games, Inc.
             Clifton Lind
             or
             Craig Nouis, 512-334-7500
             or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni
             or
             Richard Land, 212-835-8500
             mgam@jcir.com